                                                                   EXHIBIT 10.13

                      FORM OF MARKETING AND SALES AGREEMENT

         THIS MARKETING AND SALES AGREEMENT (this "Agreement") is made and entered into as of December __, 1997, by and between Snowdance, Inc., a Delaware corporation ("Snowdance"), and Westerly Resorts Group, Inc., a Virgin Islands corporation ("Westerly").

                                    RECITALS

         A. Snowdance is the owner of the Ascutney Mountain Resort (the "Resort") located in Brownsville, Vermont and the Ascutney Mountain Resort Hotel (the "Hotel") located within the Resort.

         B. Westerly is an experienced marketer and developer of vacation ownership intervals (also known as time shares).

         C. Snowdance desires to develop and sell weekly vacation ownership intervals in the Hotel (the "VOIs") and to engage Westerly to assist it in the marketing and sale of such VOIs. Additionally, Snowdance wishes to develop a Snowdance Club (the "Club") through which purchasers of VOIs will be able to receive additional services. Snowdance and Westerly are entering into this Agreement in order to set forth the rights and duties of each of the parties with respect to the marketing and sale of the VOIs and the creation and management of the Club.

                                    AGREEMENT

NOW, THEREFORE, Snowdance and Westerly do hereby agree as follows:

         1. Recitals. The foregoing Recitals are hereby incorporated herein and made a part hereof.

         2. Relationship Between the Parties. Snowdance is contracting with Westerly to provide the functions and services set forth in this Agreement (the "Services") and Westerly agrees to use its best efforts in the provision of the Services in a prompt and timely manner. In all matters in connection with this Agreement, final decision authority shall rest with Steven H. Plausteiner for Snowdance and Jim Graves and Mike Finn for Westerly.

         3. Scope of Agreement. This Agreement encompasses the provision of the Services regarding the sale of VOIs in the Hotel and Snowdance agrees that for such time as this Agreement is in effect it will not engage any other party to perform such Services in connection with the sale of VOIs in the Hotel. Should Snowdance decide to sell other timeshare products in the Resort (other than in the Hotel), Snowdance agrees to negotiate in good faith on an exclusive basis with Westerly for a period of two months (after written notice from Snowdance to Westerly) to engage it as marketing partner for the sale of such additional products. If at the end of such two month period no agreement is reached then Snowdance shall be free to enter into an agreement with another party regarding the sale of such additional products.

         4. Units Available for Sale. A "Unit" shall consist of one suite in the Hotel which has been properly converted so as to allow for the sale of VOIs in the Unit. Snowdance shall be responsible for upgrading the Units and for making them available to Westerly for sale to the public. Initially, Snowdance will make available to Westerly five (5) Units in the Hanover building of the Hotel for VOI sales. Snowdance, at its sole discretion, shall make available additional Units to Westerly for sale. Once all of the Units in the Hanover building of the Hotel are sold, additional Units shall be made available in the Windsor, Bennington, Windham and Essex buildings of the Hotel, at such time and in such order as Snowdance in its sole discretion, with the advice of Westerly, deems appropriate.

         5. Roles and Duties of the Parties. Westerly will create, subject to prior written approval of Snowdance, the overall Club concept, including membership classifications and related features and benefits of the memberships, and be responsible for the marketing and sales of memberships and for identifying operational and facility requirements for the Club, which shall include but not be limited to the following:

                  5.1 Marketing Plan. Westerly will develop and implement, subject to the prior written approval of Snowdance, a Marketing/Sales Plan (the "Marketing Plan"), attached hereto as Exhibit A, for the sale of Club memberships, which Marketing Plan shall include the development of marketing materials, media advertising, and in-house marketing and sales programs, the staffing requirements for the Club and methods of implementing and supervising a membership marketing and sales program. The Marketing Plan will also include goals and objectives, tactics, expectations and the anticipated costs of each program. The Marketing Plan shall be updated on an annual basis, with each new plan subject to the prior written approval of Snowdance. The programs and activities provided for in the Marketing Plan shall be implemented and conducted in accordance with the terms and conditions provided for therein. All sales and marketing materials, including but not limited to direct mail pieces, print advertisements and telemarketing scripts, shall require the written approval of Snowdance prior to being used by Westerly. Westerly will be responsible for payment of all sales and marketing costs associated with the implementation of the Marketing Plan except for Resort brochures and credit card commissions on deposits made on the purchase of a VOI. Any customer requests to pay the entire sales price of a VOI via credit card must be approved by Snowdance prior to acceptance. If Westerly chooses to use the Ascutney Magazine for mailings, then Westerly shall reimburse Snowdance for the actual proportional costs incurred by the use of the magazine.

         The Marketing Plan shall also contain a sales and marketing package and an owner's membership package which will include, among other things, discounted hotel, lift ticket and ski school rates, as well as food and beverage discounts. Snowdance will provide Westerly with discounted rates for mini-vacation programs for sales and marketing purposes. Snowdance will also coordinate the Resort's overall marketing and advertising programs to include and feature the sale of VOIs and the Club program. A current listing of agreed upon rates and discounts is attached hereto as Exhibit B.

                  5.2 VOI Sales. Subject to Westerly's approval, Snowdance will have the responsibility for drafting all forms of documents required for the sale of VOIs, including but not limited to, condominium documents, by-laws, sales agreements, consumer note agreements and Federal-Truth-In-Lending disclosure documents. Snowdance shall be responsible that all documents comply with any applicable local or state requirements concerning the sale of VOIs. Westerly shall be responsible for the sale and marketing of Club memberships and VOIs, including sales representatives' hiring, training, compensation and management. Westerly will also be responsible for the payment of all sales commissions.

                  5.3 Exchange Company. Snowdance and Westerly shall select a VOI exchange company (the "Exchange Company"). Snowdance shall be responsible for the affiliation of the Resort with the Exchange Company and it will be the responsibility of Westerly to enroll the VOI purchaser in the Exchange Company. It is anticipated that the sale of VOIs will be structured by using a contract for a deed where the deed is held in escrow until either (a) any loan made by Snowdance or a third party financing source to the purchaser of the VOI is fully satisfied, or (b) the purchaser has paid in full and funds have cleared. As part of the sales contract, each purchaser will be responsible for all costs to record the deed and Snowdance agrees to obtain the necessary releases required to record such deeds.

                  5.4 Operating Budgets. Westerly will advise Snowdance in preparing operating budgets for the condominium and/or timeshare association for the Units in the Hotel, required to be organized in order to sell the VOIs, and as to an appropriate per Unit maintenance fee pricing. Westerly and Snowdance recognize that the ultimate responsibility for setting the operating budget for such condominium and/or timeshare association will be borne by the manager or the Board of Directors of the condominium and/or timeshare association.

                  5.5 Club Membership Documents. Westerly will advise Snowdance in developing the Club and in preparing all necessary Club documents, including, without limitation, declaration of condominium, membership plan, articles of incorporation, membership by-laws, membership policies, Club rules, membership applications, membership agreements and membership sales contracts. All of the above documents shall be prepared at the expense of Snowdance and, in addition to the ownership structure of the Club, are subject to review by Westerly. Snowdance will provide all necessary documents required to sell the VOIs in the State of Vermont as a contract for deed, including purchase contracts, mortgage notes, Federal-Truth-In-Lending documents and owner's disclosure checklists. Maintenance fee schedules and per week maintenance pricing for the Units will also be provided by Snowdance. Should Westerly and Snowdance mutually agree to sell VOIs in any other state besides Vermont, the costs required to comply with such states regulations on sales shall be shared equally.

                  5.6 Goals and Budget. Snowdance and Westerly have agreed to the sales price schedule for the VOIs attached hereto as Exhibit C and Westerly agrees to use its best efforts to sell such VOIs as set forth in Exhibit C and to otherwise comply with the schedule. Any changes in the sales price for VOIs or in any VOI sales discount program must be approved in advance in writing by Snowdance. Westerly and Snowdance agree to periodically review the VOI sales prices set forth in Exhibit C and to compare these prices with timeshare projects in the region. Any changes in VOI prices shall be mutually agreed upon in writing by Westerly and Snowdance.

                  5.7 Reporting and Controls. Westerly will provide the following reports to Snowdance:

                  (a)      Weekly VOI sales and marketing reports
                  (b)      Monthly VOI sales and commission reports

                  (c) Quarterly marketing expense reports, reconciled against marketing and sales fees.

                  (d)      the Marketing Pan described in Section 5.1.

                  5.8 Design. Snowdance will, with the assistance of Westerly, redecorate the Club residences and provide the necessary model Units (at least 1-2 bedroom Unit and 1-3 bedroom Unit) and renderings necessary for the VOI sales and marketing program with a target completion date for such redecoration of February 15, 1998. In addition, Snowdance will provide Westerly with the already existing details and renderings of the Resort expansion, including the details and renderings of the proposed golf course, for use as sales tools on or before the commencement of VOI sales. The owner's disclosure checklist to be provided to potential VOI purchasers will contain a Snowdance and Westerly approved statement disclosing the plans for the completion of the proposed golf course. As more detailed plans become available, Snowdance will provide these plans to Westerly for sales and marketing purposes. Notwithstanding anything to the contrary, Westerly shall have no responsibility or liability for any design or construction defects concerning the buildings containing the VOIs.

                  5.9 Construction of Facility. Snowdance will furnish and equip the Club facilities in accordance with plans and specifications mutually and reasonably satisfactory to Snowdance and Westerly and obtain and maintain all certificates of occupancy or other permits required to operate the Club. Snowdance shall be responsible for all renovation costs related to the renovation of the Club residences and facilities.

                  5.10 Participation of Westerly Principals. Westerly hereby designates Michael Finn to be the on-site principal for marketing and sales of VOIs and Jim Graves for overall Westerly responsibilities under this Agreement.

         6. Expense Advance. On the 8th day of each month, Snowdance shall pay to Westerly the sum of 45% of the previous month's Approved Sales (as hereinafter defined) presented to Snowdance (the "Expense Advance"), less any Chargebacks (as hereinafter defined) and any monies owed to Snowdance for promotions, premiums or other charges that Westerly may owe.

                  An "Approved Sale" is a sale of a VOI in which all deposits or other full or partial payments have cleared the bank, the applicable five (5) day rescission period has passed and the following information, in a form satisfactory to Snowdance and Westerly, has been obtained:

         (a)      Signed and notarized Deed (if applicable)
         (b)      Signed sales agreement
         (c)      Signed mortgage note (if applicable)
         (d)      Signed Truth-In-Lending Agreement (if applicable)
         (e)      Signed owner's checklist
         (f)      Signed sure-pay agreement (if applicable)
         (g) other documentation that may be mutually agreed upon from time to time

         7. Chargebacks. A loan to a purchaser of a VOI shall be considered in default (a "Defaulted Loan") if any payment required to paid thereunder is more than ninety (90) days in arrears. In the case of a Defaulted Loan in which a purchaser has made less than (12) scheduled monthly payments, Westerly shall pay to Snowdance (a "Chargeback") the sum of any monies received from Snowdance in regards to the sale of the VOI which resulted in the Defaulted Loan, less the sum of any down payments or scheduled principal and interest payments received by Snowdance in connection with such sale.

         8. Quarterly Reconciliation. Within seven (7) days after the end of each three (3) month period (a "Quarter"), with the first Quarter to begin on January 1, 1998, or at such other period as is mutually agreed to by the parties, Snowdance and Westerly shall each submit to the other an accrual basis accounting of the sales and marketing expenses and the sales revenue for the Quarter (the "Accounting"). Each party shall have five (5) days after the end of such seven (7) day period to present in writing to the other any dispute that it may have regarding the Accounting furnished by the other party. If there is no dispute between the parties, then the parties shall pay each other any amounts owed as determined pursuant to Section 9 below. Should there be a dispute, the parties shall then have an additional five (5) days to resolve any such dispute. Should any such dispute not be resolved within such five (5) day period, then the parties shall submit the Accounting to a certified public accounting firm (the "CPA Firm") mutually agreed to by the parties. The CPA Firm shall render a decision in the dispute within ten (10) days and both parties agree to abide by the terms of such decision. Regardless of whether or not there is a dispute, Snowdance shall have the right, upon giving five (5) days prior notice, to review all of Westerly's tax returns and books and records, and any working papers produced in connection therewith, which, in the reasonable discretion of Snowdance, relate to any actions taken by Westerly pursuant to this Agreement.

         9. Marketing and Sales Fees. In accordance with the terms of Section 8 above, at the end of each Quarter, Westerly shall be paid the sum of (a) its Marketing and Sales Expenses (as hereinafter defined) for the Quarter and (b) 32.5% of the Net Proceeds (as hereinafter defined) for the Quarter, less the sum of (x) any Expense Advances previously paid during the Quarter and (y) any Chargebacks for the Quarter that have not yet been applied to an Expense Advance. "Marketing and Sales Expenses" shall include all actual out of pocket expenses incurred by Westerly in the sale and marketing of VOIs during the Quarter. The Marketing and Sales Expenses shall be limited at 50% of the gross sales from VOIs for the Quarter ("Gross Sales"); provided, however, that such limit shall be 60% for the that Quarter beginning on January 1, 1998. Should the Marketing and Sales Expenses for any Quarter be less than 43% of Gross Sales, then the Marketing and Sales Expenses shall be deemed to be 43% of Gross Sales. "Net Proceeds" is the sum of 75% of Gross Sales, less the sum of (a) the Marketing and Sales Expenses, and (b) any out of pocket expenses incurred by Snowdance for any marketing or sales activities which it performs (except for those activities provided required to be performed pursuant to this Agreement).

         10. Term. This Agreement shall have an initial term of five (5) years from the date hereof, with the option to renew, subject to approval in writing by both parties, for five (5) year increments thereafter.

         11.  Indemnification.

                  11.1 Indemnification by Snowdance. Snowdance shall indemnify and hold Westerly and Westerly's shareholders, officers, directors, employees, agents and representatives harmless from all liability, loss, damage, cost or expense (including reasonable attorney's fees and expenses) resulting from Westerly's activities contemplated in this Agreement, to the fullest extent permitted by law, except those liabilities arising from or in any manner in connection with (i) any failure of Westerly or any of its shareholders, officers, directors, employees, agents or representatives to observe or properly perform Westerly's duties or obligations under this Agreement, or (ii) Westerly's or any of its shareholders, officers, directors, employees, agents or representatives negligence, recklessness, improper sales practices or solicitations including contacts in non-registered areas, willful misconduct or illegal acts. Westerly will notify Snowdance of such action, suit or proceeding, and Snowdance may, and upon Westerly's request shall, at Snowdance's expense, defend such action, suit or proceeding, or cause the same to be defended by counsel designated by Westerly, provided that Snowdance shall have the right to approve such counsel, such approval, however, not to be unreasonably withheld.

                  11.2 Indemnification by Westerly. Westerly shall indemnify and hold Snowdance and Snowdance's shareholders, officers, directors, employees, agents and legal representatives harmless from all liability, loss, damage, cost or expense (including reasonable attorney's fees and expenses) resulting from Snowdance's activities contemplated in this

Agreement, to the fullest extent permitted by law, except those liabilities arising from or in any manner in connection with (i) any failure of Snowdance or any of its employees, agents or representatives to observe or properly perform Snowdance's duties or obligations under this Agreement, or (ii) Snowdance's or any of its employees, agents or representatives negligence, recklessness, improper sales practices or solicitations including contacts in non-registered areas, willful misconduct or illegal acts. Snowdance will notify Westerly of such action, suit or proceeding, and Westerly may, and upon Snowdance's request shall, at Westerly's expense, defend such action, suit or proceeding with counsel reasonably acceptable to Snowdance, or cause the same to be defended by counsel designated by Snowdance, provided that Westerly shall have the right to approve such counsel, such approval, however, not to be unreasonably withheld.

         12. Events of Default. The occurrence of any one or more of the following events which is not cured in the time permitted shall constitute a default under this Agreement ("Event of Default"):

                  12.1 Failure to Pay Sums Due. Either party's failure to pay any sums payable under this Agreement when due and such failure shall continue for a period of thirty (30) days after written notice to the defaulting party specifying the sums not paid.

                  12.2 Failure to Comply. Either party's failure to comply with any of the covenants, agreements, terms or conditions of this Agreement and such failure shall continue for a period of thirty (30) days after written notice to the defaulting party specifying in detail the nature of such failure.

                  12.3 Bankruptcy. If either party (i) applies for or consents to the appointment of a receiver, trustee, or liquidator of itself or any of its property, (ii) is unable to pay its debts as they mature or admits in writing its inability to pay its debts as they mature; (iii) makes a general assignment for the benefit of creditors; (iv) is adjudicated as bankruptcy or insolvent; or
(v) files a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with creditors, or taking advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or admits the material allegations of a petition filed against it in any proceedings under any such law, or if any action shall be taken by said party for the purpose of effecting any of the foregoing.

                  12.4 Reorganization, Receiver. An order, judgment, or decree is entered without the application, approval or consent of either party by any court of competent jurisdiction approving a petition seeking reorganization of said party or appointing a receiver, trustee, or liquidator of said party, or of all or a substantial part of any of the assets of said party, and such order, judgment, or decree remains unstayed and in effect for a period of ninety (90) days from the date of entry thereof.

         13. Remedies Upon Default. Upon the occurrence of an Event of Default, the non-defaulting party may exercise any remedies in equity and in law. Remedies shall include damages, specific performance and the right to terminate this Agreement.

         14.  Termination.

                  14.1 Termination Events. This Agreement shall terminate upon the first to occur of the following:

                           14.1.1 An Event of Default by Westerly, and Snowdance
sends to Westerly a written notice of termination;

                           14.1.2 An Event of Default by Snowdance, and Westerly
sends to Snowdance a written notice of termination;

                           14.1.3 Upon sixty (60) days written notice from
Snowdance to Westerly that the progress of membership sales is materially behind the sales schedule set forth on Exhibit C, and provided that being materially behind schedule is a result of deficiencies in the Marketing Plan and not mitigating factors beyond Westerly's control, and Westerly fails to restore material compliance with the schedule set forth on Exhibit C within the 60 day period following the receipt of such notice from Snowdance, and Snowdance sends to Westerly a written notice of termination. Should Snowdance send such notice of termination as provided for in this Section 14.1.3, then the effective date of the termination of this Agreement and the date that is 120 days thereafter shall each be deemed to be the end of a Quarter for the purposes of Section 9 above and following such dates Westerly shall receive such sums as it would receive upon the end of Quarter as provided for in Section 9 above.

                           14.1.4 The exercise of a party's right to terminate,
as expressly set forth in this Agreement;

                           14.1.5 The parties mutually agree in writing to
terminate this Agreement;

                           14.1.6 Snowdance exercises its right, in its sole
discretion, to terminate this Agreement, by 30 days written notice to Westerly, provided, however, that Snowdance agrees it shall not sell VOIs in the Hotel for a period of two years from the date of such termination.

                           14.1.7 Westerly exercises its right, in its sole
discretion, to terminate this Agreement. Westerly agrees that Westerly, it shareholders, directors and officers will not engage, directly or indirectly, in the VOI or timeshare business in the State of Vermont for a period of two years from the date of such termination.

                           14.2. Post Termination Obligations. Upon termination
of this Agreement, the following shall occur:

                           14.2.1 All sums owed by either party to the other
shall be paid when required under the terms of this Agreement, provided that any sums due and payable under this Agreement at the time of termination shall be paid within thirty (30) days of the effective date of such termination except as set forth herein. Such payments shall be subject to such adjustments, if any, net of any monies owed to Ascutney.

                           14.2.2 The rights and obligations of the parties
under this Agreement will cease except as to amounts due from one party to the other and as set forth in Section 14.1.6 and 14.1.7, and claims of either party against the other or liabilities of either party to the other. Any termination of this Agreement shall not release either party from the indemnification provisions under Section 11 of this Agreement or the confidentiality provisions under Section 27 of this Agreement which shall survive the termination of this Agreement.

         15. Notices. Any notices or any communications required or permitted hereunder shall be sufficiently given if in writing and (i) delivered personally; or (ii) sent by certified mail, return receipt requested, postage prepaid, addressed as shown on the signature page, or to such other address as the party concerned may substitute by written notice to the other. All notice personally delivered shall be deemed received on date of delivery. All notices forwarded by mail shall be deemed received on a date three (3) business days following date of deposit in the U.S. mail, provided, however, the return receipt indicating the date upon which all notices were received shall be prima facie evidence that such notices were received on the date of the return receipt.

         16. Amendment and Waiver. This Agreement may not be amended except in a writing executed by all parties. Waiver of a term of this Agreement shall not affect any other term or subsequent performance of the waived term.

         17. Attorney's Fees. Except as set forth in Section 20, should any action be taken by any party to enforce or interpret this Agreement, the nonprevailing party shall reimburse the prevailing party for all reasonable expenses incurred, including out-of-pocket expenses and attorneys and legal assistant fees.

         18. Headings. The headings are not intended to affect the interpretation of this Agreement.

         19. Choice of Law. THIS AGREEMENT SHALL BE INTERPRETED UNDER THE LAWS OF THE STATE OF VERMONT.

         20. Arbitration. If any controversy, disagreement or dispute should arise between or among the parties in the performance, interpretation or application of this Agreement, any party may serve upon the other a written notice stating that such party desires to have the controversy, disagreement or dispute reviewed by a board of three arbitrators and naming the person whom such party has designated to act as an arbitrator. Within fifteen (15) days after receipt of such notice, the other party shall designate a person to act as arbitrator and shall notify the party requesting arbitration of that designation. The two arbitrators designated shall promptly select a third; provided, however, if the two shall fail to designate a third within ten (10) days after the second arbitrator is appointed, then either arbitrator on five (5) days written notice to the other, shall apply to the American Arbitration Association to designate and appoint a third arbitrator. If the party upon whom the original request for arbitration is served shall fail to designate its arbitrator within the fifteen (15) day period after receipt of the notice, then the arbitrator designated by the party requesting arbitration shall act as sole arbitrator and shall be deemed to be the single common mutually approved arbitrator to resolve the controversy, disagreement or dispute. A decision and award of the majority of the arbitrators, or of such sole arbitrator shall be binding upon the parties and shall be enforceable in accordance with the applicable laws of the State of Vermont. The fees and expenses of the sole arbitrator or arbitrators, as the case may be, incurred in connection with such arbitration proceeding shall be borne or apportioned and paid as determined by the arbitration. Arbitration shall take place in Vermont, in accordance with the applicable rules of the American Arbitration Association and judgment upon the arbitration award may be entered in a court of competent jurisdiction.

         21. Entire Agreement. This Agreement contains all the understandings between the parties with respect to this subject matter.

         22. Savings Clause. The invalidity of any part of this Agreement shall not render the remainder ineffective or unenforceable.

         23.  Time. Time is of the essence in this Agreement.

         24. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives, and assigns, where permitted herein. Snowdance shall be allowed to assign this Agreement to its affiliate without the prior consent of Westerly.

         25. Outside Businesses. Except as set forth in Section 14.1.6 and
Section 14.1.7, nothing contained in this Agreement shall be construed to restrict or prevent any party or any party's affiliates from engaging in any other businesses or investments.

         26. Unavoidable Delays. The provisions of this Section shall be applicable if there shall occur during the term of this Agreement any (i) strikes, lockouts or labor disputes; (ii) inability to obtain labor or materials, or reasonable substitutes therefor; (iii) acts of God, governmental restrictions, regulations or controls, enemy or hostile governmental action, civil commotion, fire, or other casualty; or (iv) other conditions similar to those enumerated in this Section beyond the reasonable control of the party obligated to perform. If either party shall, as the result of any of the above-described events, fail punctually to perform any obligation on its part to be performed under this Agreement, then, upon written notice to the other, within ten (10) days of such event, such failure shall be excused and not be a breach of this Agreement by the party claiming an unavoidable delay (an "Unavoidable Delay"), but only to the extent occasioned by such event. If any right or option of either party to take any action under or with respect to this Agreement is conditioned upon the same being exercised within any prescribed period of time or at or before a named date, then such prescribed period of time or such named date shall be deemed to be extended or delayed as the case may be, upon written notice, as provided above, for a time equal to the period of the Unavoidable Delay. The provisions of this section shall not apply to either party's obligation to pay any sums of money.

         27. Confidentiality. Westerly acknowledges that certain of the information concerning Snowdance furnished or made known hereunder to Westerly or its directors, officers, agents or representatives, including but not limited to all financial information and information regarding sales, expenses, progress of marketing and sales efforts, may contain material, non-public information and accordingly, is confidential and Westerly will maintain the confidentiality of all such information and not use the information for any other purpose other than to assist the Company as contemplated hereunder. Such information shall not be deemed to be confidential to the extent it is publicly available from a source other than Snowdance. Westerly may disclose such information if it is required to do so by law or by any governmental body or agency. Westerly shall give Snowdance prior written notice of any such disclosure. Notwithstanding anything contained herein to the contrary, the provisions of this Section 27 shall provide the termination of this Agreement.

         28. No Hires. Westerly and Snowdance hereby acknowledge that each has spent considerable time and money in the training of its employees and that such employees constitute a valuable asset of each. As such, Westerly and Snowdance hereby agree that so long as this Agreement is in effect and for a period of six
(6) months thereafter, each party will not hire the other's employees without the other party's prior written consent.

         27. Consent to Jurisdiction. With respect to any suit, action or proceeding relating to this Agreement (a "Proceeding"), Westerly and Snowdance irrevocably (a) submit to the non-exclusive jurisdiction of the courts of the State of Vermont and the United States District court located in Vermont; and
(b) waive any objection which they may have at any time to the laying of venue of any Proceeding brought in any such court, waive any claim that any such Proceeding has been brought in an inconvenient forum and further waive the right to object, with respect to such Proceeding, that such court does not have jurisdiction over such party.

         IN WITTNESS HEREOF, the parties below do hereby sign their name below as of the date first written above.

                                SNOWDANCE, INC., a Delaware corporation

                                By :

                                         Name:__________________
                                         Title:___________________

                                WESTERLY RESORTS GROUP, INC., a Virgin

                                Islands corporation

                                By :

                                         Name:__________________
                                         Title:___________________

                                    EXHIBITS

EXHIBIT A:                 Marketing Program

EXHIBIT B:                 Owners Club Benefits

EXHIBIT C:                 VOI Sales Prices

                                    EXHIBIT B

Premiums

1)       Room Rates 50% off published rates
2)       Lift tickets prices for the 1997/1998 ski season:
         a)       For OPC programs $20
         b)       For Mini Vacation's $15
3)       30% off food and beverages in Hotel restaurants

Club Benefits

1)       25% off daily lift ticket prices anytime during ski season
2) Year round membership in swim and fitness facilities for immediate family
3)       Year round 10% discount on food and beverages at Hotel restaurants
4)       Year round room discounts of 25% off published rates
5) Bonus time year round discounts - 50% off any room booked within 5 days of arrival

Administration

1) Jim Graves and Bill Sullivan receive complimentary room nights during their stay at the Resort.

2) Project Manager, Mike Finn, first 90 days complimentary (except for utilities) at Mt. Edge condominium. After 90 days, $500 per month plus utilities with possible annual increases to be mutually agreed upon.

3) Potential new employees of Westerly receive complimentary room nights in the Hotel for initial visit, hired 30 days complimentary room nights in the Hotel; thereafter rate per room night to be mutually agreed upon.

4) Sales Office space - Real Estate office on ground floor complimentary, phone service direct or through Hotel. If Westerly uses Hotel telephone switch Snowdance will bill Westerly monthly for usage rates. Snowdance will make available to Westerly its sales offices and presentation rooms for any FF&E it may need to conduct sales. Snowdance will make its best efforts to provide Westerly with chairs and couches for the sales reception center. Office equipment such as a computer, copier and fax machines, will be Westerly's responsibility. (For the first 30 days Westerly may need to use Snowdance's copier and fax machines)

5) Private office space off of sales office included with sales office with the same terms as number 4 above.